CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
THE DAIS CORPORATION

Under Section 805 of the Business Corporation Law

We, the undersigned, President and Secretary of the Dais Corporation, hereby certify

1. The name of the corporation is The DAIS Corporation.

2. The certificate of incorporation for The DAIS Corporation was filed by the Department of State on April 8, 1993.

3. The certificate of incorporation was amended, as authorized by Section 801 of the Business Corporation Law and the amendment was tiled by the Department of State on February 21, 1997.

4 .  The certificate of incorporation and all subsequent amendments to the certificate of incorporation are hereby amended, as authorized by Section 801 of the Business Corporation Law, to effect an increase in the number of shares from 5,000,000 with a par value of'$.01, all of one class, to 15,000,000 with a par value of $.01, all of one class.  Paragraph FOURTH of the certificate of incorporation, which refers to the authorized shares, is amended to read as follows: "FOURTH: The total number of shares that may be issued by the corporation is 15,000,000 shares, with a par value of $.01.  There is no change in the number, par value or class of issued or unissued shares, except that the number of unissued shares is changed from 2,941,334 to 12,941,334.

The amendment to the certificate of incorporation was authorized by unanimous written consent of the board of directors, followed by a vote of the majority of all outstanding shares entitled to vote thereon at a duly convened meeting of shareholders at which a quorum was present.

IN WITNESS WHEREOF, we have executed this certificate and affirm the truth of the statements therein set forth under penalty of perjury this 29th day of May 1998.

/s/ Timothy N. Tangredi
Timothy N. Tangredi
President

/s/ Patricia Tangredi
Patricia Tangredi
Secretary